Exhibit 99.2
Nextdoor announces third quarter 2021 results
SAN FRANCISCO, CA, November 10, 2021 — Nextdoor Holdings, Inc. (NYSE: KIND) today announced results for the quarter ended September 30, 2021. Nextdoor will host a conference call at 2:00 p.m. PT/5:00 p.m. ET today to discuss these results and outlook. A live webcast of our third quarter 2021 earnings release call will be available in the Events & Presentations section of the Nextdoor’s Investor Relations website located at investors.nextdoor.com. After the live event, the audio recording for the webcast can be accessed on the same website for approximately one year. Nextdoor has also posted a letter to shareholders on its Investor Relations website.
Nextdoor uses its Investor Relations website (investors.nextdoor.com), its Twitter handle (twitter.com/Nextdoor), LinkedIn Home Page (linkedin.com/company/nextdoor-com), and Sarah Friar’s LinkedIn posts (linkedin.com/in/sarah-friar-922b044) as a means of disseminating or providing notification of, among other things, news or announcements regarding its business or financial performance, investor events, press releases, and earnings releases, and as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
About Nextdoor
Nextdoor is where you connect to the neighborhoods that matter to you so you can belong. Our purpose is to cultivate a kinder world where everyone has a neighborhood they can rely on. Neighbors around the world turn to Nextdoor daily to receive trusted information, give and get help, get things done, and build real-world connections with those nearby — neighbors, businesses, and public services. Today, neighbors rely on Nextdoor in more than 280,000 neighborhoods across 11 countries. In the U.S., nearly 1 in 3 households uses the app. Nextdoor is based in San Francisco. For additional information and images: nextdoor.com/newsroom.
Contacts
Nextdoor Media Relations: press@nextdoor.com
Nextdoor Investor Relations: ir@nextdoor.com or visit investors.nextdoor.com